Exhibit 5.1

                                 March 30, 2001

Spectrian Corporation
350 West Java Drive
Sunnyvale, California 94089

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about March 30, 2001 in connection with the registration under the Securities Act of 1933, as amended, of 400,000 additional shares of your Common Stock (the "Shares") reserved for issuance under the 1992 Stock Option Plan (the "Plan" ).

         As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares. It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies the Plan, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                               Sincerely,

                                               WILSON SONSINI GOODRICH & ROSATI
                                               Professional Corporation


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